UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2007

Shoe Pavilion, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23669	94-3289691
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13245 Riverside Drive, Suite 450
Sherman Oaks, California    91423
(Address of principal executive offices including zip code)

(818) 907 9975
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

     In June 2006, the Board of Directors of Shoe Pavilion, Inc. (the "Company") adopted a proposal to amend its Amended and Restated Shoe Pavilion, Inc. Non-Employee Director Stock Option Plan under which the Board would have the flexibility to grant non-employee directors either: (i) nonqualified stock options, as the Director Plan has historically provided; or (ii) awards of restricted stock in lieu of stock option grants, subject to approval by the Company's stockholders, which was obtained at the Company's annual meeting held on May 29, 2007. In light of the nature of the amendments, the Non-Employee Director Stock Option Plan was amended and restated and renamed the Shoe Pavilion, Inc. Second Amended and Restated Stock Plan (the "Stock Plan"). The Stock Plan aids the Company and its subsidiaries in securing and retaining independent directors of outstanding ability and provides additional motivation to such directors to exert their best efforts of behalf of the Company and its subsidiaries. As amended, the Stock Plan provides for an initial grant upon election to the Board of either 7,500 nonqualified stock options or 1,800 shares of restricted stock and an annual grant on the date of the Company's Annual Stockholders Meeting of either 2,500 nonqualified stock options or 600 shares of restricted stock.

     The description of the Stock Plan contained herein is qualified in its entirety by reference to the full text of the Stock Plan, which is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated by reference into this Item 1.01.

Item 9.01.    Exhibits.

Exhibit	Description
10.1	Second Amended and Restated Non-Employee Director Stock Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 30, 2007

Shoe Pavilion, Inc.

By: /s/ Dmitry Beinus

Dmitry Beinus
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Second Amended and Restated Non-Employee Director Stock Plan Also provided in PDF format as a courtesy.